Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE ANNOUNCES DEFINITIVE AGREEMENT

TO ACQUIRE ASSETS OF METROPOLITAN RESEARCH ASSOCIATES

AND METROPOLITAN RESEARCH STAFFING ASSOCIATES

BOCA RATON, Fla. – July 13, 2006 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it has entered into a definitive agreement to acquire the assets of privately-held Metropolitan Research Associates, LLC and Metropolitan Research Staffing Associates, LLC (collectively “MRA”) for $18.5 million in cash, plus a potential earn-out of up to $6.4 million based on 2006 and 2007 performance.  Finalization of this transaction is subject to completion of due diligence and the delivery of certain consents.  The Company intends to finance this acquisition using its revolving credit facility and expects to close this transaction during the third quarter of 2006.

Based in New York City, MRA is a full-service pharmaceutical consulting firm providing clinical trials staffing, drug safety monitoring and contract research services to the pharmaceutical, biotech and medical device industries while providing its healthcare professional candidates with temporary or permanent clinical staffing career opportunities.  In 2005, MRA had revenue of $17.5 million and adjusted EBITDA of $2.6 million.

“MRA’s clinical services are complementary to the clinical trails staffing services of our ClinForce subsidiary and, in particular, its focus in drug safety is very timely relative to market dynamics.  We believe the addition of MRA to our operating platform in this sector will allow us to offer our clients a unique range of clinical services that cut across all phases of clinical trials.  MRA’s senior management team plans to stay on and run the business as a subsidiary of ClinForce.  We expect this acquisition will be accretive to our 2006 earnings by approximately $0.01 per diluted share," said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

“We are delighted to be joining with ClinForce and look forward to continuing to provide our clients with high quality clinical research services.  As we have worked together through this transaction, we have found that the two companies have the same values and cultures.  Cross Country Healthcare’s national scope and resources will be invaluable to MRA and its employees as we work together to serve our clients,” said Patricia Daly and Stacy Mamakos Martin, co-Founders and Managing Partners of MRA.

Fairmount Partners, an investment banking firm specializing in the pharmaceutical services industry, advised the owners of MRA in the transaction.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has a national client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com.  Shareholders and prospective investors can also register at the corporate website to automatically receive the Company’s press releases by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005. In addition, there can be no assurances that the MRA acquisition will be completed. Although we believe these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

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For further information, please contact:

Emil Hensel

Howard A. Goldman

Chief Financial Officer

Director/Investor & Corporate Relations

Phone: 800-998-5058

Phone: 877-686-9779

Email: ehensel@crosscountry.com

Email: hgoldman@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com